EXHIBIT 99.1

AMN HEALTHCARE ANNOUNCES FIRST QUARTER 2023 RESULTS

Quarterly revenue of $1.126 billion;

GAAP EPS of $2.02 and adjusted EPS of $2.49

DALLAS — AMN Healthcare Services, Inc. (NYSE: AMN), the leader and innovator in total talent solutions for healthcare organizations across the United States, today announced its first quarter 2023 financial results. Financial highlights are as follows:

Dollars in millions, except per share amounts.

	Q1 2023	% Change Q1 2022
Revenue	$1,126.2	(27%)
Gross profit	$368.8	(26%)
Net income	$84.1	(42%)
GAAP diluted EPS	$2.02	(35%)
Adjusted diluted EPS*	$2.49	(29%)
Adjusted EBITDA*	$179.6	(30%)
*	See “Non-GAAP Measures” below for a discussion of our use of non-GAAP items and the table entitled “Non-GAAP Reconciliation Tables” for a reconciliation of non-GAAP items.

Business Highlights

•	Healthcare organizations seek sustainable workforce solutions that balance quality and cost in the face of ongoing labor supply constraints. We continue to work with clients to get their workforce in a more sustainable mode, changing the labor mix and giving clients more ways to plan, implement, and control labor flexibility.
•	As noted in a separate release today, AMN initiated decisive steps to strengthen our client-centric focus and accelerate our delivery of technology-enabled workforce solutions, making workforce planning and management easier and more efficient.
•	Our share repurchase activity, including a planned $200 million accelerated share repurchase, shows our commitment to returning value to shareholders and our confidence in the growth opportunities ahead.
•	Recently, B.E. Smith, part of AMN Leadership Solutions, was named the largest healthcare executive search firm by Modern Healthcare and is poised to support clients through a time of increasing change.
•	Our industry-leading Environmental, Social & Governance Report contains our most robust reporting to date, showing the impact we have made driving positive and sustainable outcomes for our stakeholders.

“The AMN team delivered a strong first quarter, and we achieved this while accelerating our pace of change to meet the dynamic needs of our markets,” said Cary Grace, President and Chief Executive Officer of AMN Healthcare. “We are adding outstanding, world-class leadership talent to further strengthen our focus on enabling and implementing sustainable workforce solutions that balance quality and cost. In a future of continued patient demand growth and constrained labor supply, AMN can add great value by enabling clients to have more control and flexibility in managing all aspects of their workforce.”

Ms. Grace said, “We have more exciting developments coming this year. Armed with a broadened view of the competitive environment, we are rolling out major enhancements to key parts of our technology, including ShiftWise VMS and AMN Passport, our client and clinician engagement platforms, which will strengthen our value proposition to health organizations and health professionals. AMN also is investing in initiatives that will make our services more tech-enabled and integrated.”

First Quarter 2023 Results

Consolidated revenue for the quarter was $1.126 billion, a 27% decrease from prior year and in line with the prior quarter. Net income was $84 million (7.5% of revenue), or $2.02 per diluted share, compared with $146 million (9.4% of revenue), or $3.09 per diluted share, in the first quarter of 2022. Adjusted diluted EPS in the first quarter was $2.49 compared with $3.49 in the same quarter a year ago.

Revenue for the Nurse and Allied Solutions segment was $824 million, lower by 33% compared with the record-high quarter a year ago and flat versus the prior quarter. Travel nurse staffing revenue dropped by 39% year over year and was up 2% sequentially. Allied division revenue declined 8% year over year and was flat sequentially. Labor disruption revenue was $6 million in the first quarter compared with $10 million in the prior quarter and none in the year-ago period.

The Physician and Leadership Solutions segment reported revenue of $166 million, down 8% year over year and 1% sequentially. Locum tenens revenue was $107 million, 5% lower year over year and up 3% sequentially. Interim leadership revenue fell by 9% year over year and was down 11% from prior quarter. Our physician and leadership search businesses saw revenue fall by 16% year over year, and the sequential comparison was unchanged.

Technology and Workforce Solutions segment revenue was $136 million, a decrease of 6% year over year and up 2% sequentially. Language services revenue was $62 million in the quarter, 25% higher than the prior year and up 6% sequentially. Vendor management systems revenue was $54 million, dropping by 28% year over year and down 2% from the prior quarter.

Consolidated gross margin was 32.8%, 80 basis points higher year over year and down 50 basis points sequentially. Gross margin was higher year over year due primarily to a favorable change in revenue mix. On a sequential basis, gross margins were lower in Nurse and Allied Solutions, and growth of language services revenue reduced the margin for Technology and Workforce Solutions.

Consolidated SG&A expenses were $206 million, or 18.3% of revenue, compared with $258 million, or 16.6% of revenue, in the same quarter last year. SG&A was $219 million, or 19.5% of revenue, in the previous quarter. The year-over-year decrease in SG&A costs was driven primarily by lower employee compensation amid less revenue compared with the record quarter last year.

Income from operations was $126 million with an operating margin of 11.2%, compared with $208 million and 13.4%, respectively, in the same quarter last year. Adjusted EBITDA was $180 million, a year-over-year decrease of 30%. Adjusted EBITDA margin was 15.9%, representing a decrease of 70 basis points year over year.

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At March 31, 2023, cash and cash equivalents totaled $29 million. Cash flow from operations was $43 million for the first quarter, and capital expenditures were $17 million. The Company ended the quarter with total debt outstanding of $990 million and a net leverage ratio of 1.3 to 1.

Stock Repurchase Update

The Company spent $225 million year to date to repurchase approximately 2.4 million shares of our common stock. As of May 4, 2023, $427 million remained on the repurchase program authorized by our Board of Directors. In the coming days, AMN intends to implement an accelerated share repurchase program to buy back approximately $200 million in stock.

“This move is grounded in the strong cash flow generation of our business model and our confidence in the long-term growth opportunities that AMN is poised to serve,” said Jeff Knudson, Chief Financial Officer of AMN Healthcare. “We are well situated to fund stock repurchases while continuing to invest in growth through capital expenditures and maintaining sufficient liquidity for potential acquisitions.”

Second Quarter 2023 Outlook

Metric	Guidance*
Consolidated revenue	$970 million - $1.000 billion
Gross margin	33.4% - 33.9%
SG&A as percentage of revenue	19.1% - 19.6%
Operating margin	10.6% - 11.2%
Adjusted EBITDA margin	15.4% - 15.9%

*Note: Guidance percentage metrics are approximate. For a reconciliation of adjusted EBITDA margin, see the table entitled “Reconciliation of Guidance Operating Margin to Guidance Adjusted EBITDA Margin” below.

Revenue in the second quarter of 2023 is expected to be 30-32% lower than prior year and 11-14% lower sequentially. Nurse and Allied Solutions segment revenue is expected to be down 36-38% year over year. Physician and Leadership Solutions segment revenue is expected to be down approximately 5% year over year. For the Technology and Workforce Solutions segment, we expect revenue to be approximately 15% lower year over year.

Second quarter estimates for certain other financial items include depreciation of $15 million, non-cash amortization expense of $22 million, share-based compensation expense of $8 million, integration and other expenses of $2 million, interest expense of $12 million, an adjusted tax rate of 28%, and 39.0 million diluted average shares outstanding.

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Conference Call on May 4, 2023

AMN Healthcare Services, Inc. (NYSE: AMN) will host a conference call to discuss its first quarter 2023 financial results and second quarter 2023 outlook on Thursday, May 4, 2023 at 5:00 p.m. Eastern Time. A live webcast of the call can be accessed through AMN Healthcare’s website at http://ir.amnhealthcare.com. Interested parties may participate live via telephone by registering at this link. Registrants will receive confirmation and dial-in details. Following the conclusion of the call, a replay of the webcast will be available at the Company’s investor relations website.

About AMN Healthcare

AMN Healthcare is the leader and innovator in total talent solutions for healthcare organizations across the nation. The Company provides access to the most comprehensive network of quality healthcare professionals through its innovative recruitment strategies and breadth of career opportunities. With insights and expertise, AMN Healthcare helps providers optimize their workforce to successfully reduce complexity, increase efficiency and improve patient outcomes. AMN total talent solutions include managed services programs, clinical and interim healthcare leaders, temporary staffing, permanent placement, executive search, vendor management systems, recruitment process outsourcing, predictive modeling, language services, revenue cycle solutions, and other services. Clients include acute-care hospitals, community health centers and clinics, physician practice groups, retail and urgent care centers, home health facilities, schools and many other healthcare settings. AMN Healthcare is committed to fostering and maintaining a diverse team that reflects the communities we serve. Our commitment to the inclusion of many different backgrounds, experiences and perspectives enables our innovation and leadership in the healthcare services industry.

The Company’s common stock is listed on the New York Stock Exchange under the symbol “AMN.” For more information about AMN Healthcare, visit www.amnhealthcare.com, where the Company posts news releases, investor presentations, webcasts, SEC filings and other material information. The Company also utilizes email alerts and Really Simple Syndication (“RSS”) as routine channels to supplement distribution of this information. To register for email alerts and RSS, visit http://ir.amnhealthcare.com.

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Non-GAAP Measures

This earnings release and the non-GAAP reconciliation tables included with the earnings release contain certain non-GAAP financial information, which the Company provides as additional information, and not as an alternative, to the Company’s condensed consolidated financial statements presented in accordance with GAAP. These non-GAAP financial measures include (1) adjusted EBITDA, (2) adjusted EBITDA margin, and (3) adjusted diluted EPS. The Company provides such non-GAAP financial measures because management believes that they are useful to both management and investors as a supplement, and not as a substitute, when evaluating the Company’s operating performance. Additionally, management believes that adjusted EBITDA, adjusted EBITDA margin, and adjusted diluted EPS serve as industry-wide financial measures. The Company uses adjusted EBITDA for making financial decisions, allocating resources and for determining certain incentive compensation objectives. The non-GAAP measures in this release are not in accordance with, or an alternative to, GAAP measures and may be different from non-GAAP measures, or may be calculated differently than other similarly titled non-GAAP measures, reported by other companies. They should not be used in isolation to evaluate the Company’s performance. A reconciliation of non-GAAP measures identified in this release, along with further detail about the use and limitations of certain of these non-GAAP measures, may be found below in the table entitled “Non-GAAP Reconciliation Tables” under the caption entitled “Reconciliation of Non-GAAP Items” and the footnotes thereto or on the Company’s website at https://ir.amnhealthcare.com/financials/quarterly-results. Additionally, from time to time, additional information regarding non-GAAP financial measures, including pro forma measures, may be made available on the Company’s website.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements include, among others, statements concerning the labor market conditions, demand for staffing and other services, our ability to meet the needs of our markets, make workforce planning and management easier and more efficient, or allow clients to have more control and flexibility in managing their workforce, our competitive position in tech-enabled solutions, our ability to enhance key parts of our One AMN technology strategy, our ability to implement changes that will make our services more tech-enabled and integrated, our long-term growth opportunities, our ability to fund and execute share repurchases, including our planned accelerated share repurchase program, that we will have sufficient capital to invest in growth through capital expenditures and potential acquisitions, second quarter 2023 financial projections for consolidated and segment revenue, consolidated gross margin, operating margin, SG&A as a percent of revenue, adjusted EBITDA margin, depreciation expense, non-cash amortization expense, share-based compensation expense, interest expense, adjusted tax rate, and number of diluted shares outstanding. The Company bases these forward-looking statements on its current expectations, estimates and projections about future events and the industry in which it operates using information currently available to it. Actual results could differ materially from those discussed in, or implied by, these forward-looking statements. Forward-looking statements are also identified by words such as “believe,” "project," “anticipate,” “expect,” “intend,” “plan,” “will,” “may,” “estimates,” variations of such words and other similar expressions. In addition, any statements that refer to expectations, projections or other characterizations of future events or circumstances are forward-looking statements.

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The targets and expectations noted in this release depend upon, among other factors, (i) the magnitude and duration of the effects of the COVID-19 pandemic on demand and supply trends, our business, its financial condition and our results of operations, (ii) our ability to effectively address client demand by attracting and placing nurses and other clinicians, (iii) our ability to recruit and retain sufficient quality healthcare professionals at reasonable costs, (iv) our ability to anticipate and quickly respond to changing marketplace conditions, such as alternative modes of healthcare delivery, reimbursement, or client needs and requirements, including implementing changes that will make our services more tech-enabled and integrated, (v) our ability to manage the pricing impact that the labor market or consolidation of healthcare delivery organizations may have on our business, (vi) the duration and extent to which hospitals and other healthcare entities adjust their utilization of temporary nurses and allied healthcare professionals, physicians, healthcare leaders and other healthcare professionals and workforce technology applications as a result of the labor market, economic conditions or COVID-19 pandemic, (vii) the effects of economic downturns, inflation or slow recoveries, which could result in less demand for our services, increased client initiatives designed to contain costs, including reevaluating their approach as it pertains to contingent labor and managed services programs, pricing pressures and negatively impact payments terms and collectability of accounts receivable, (viii) our ability to develop and evolve our current technology offerings and capabilities and implement new infrastructure and technology systems to optimize our operating results and manage our business effectively, (ix) our ability and the expense to comply with extensive and complex federal and state laws and regulations related to the conduct of our operations, costs and payment for services and payment for referrals as well as laws regarding employment practices, (x) our ability to consummate and effectively incorporate acquisitions into our business, (xi) the negative effects that intermediary organizations may have on our ability to secure new and profitable contracts, (xii) the ability of our clients to increase the efficiency and effectiveness of their staffing management and recruiting efforts, through predictive analytics, online recruiting, internal travel agencies and float pools, telemedicine or otherwise, (xiii) the extent to which the Great Resignation or a future spike in the COVID-19 pandemic may disrupt our operations due to the unavailability of our employees or healthcare professionals due to burnout, illness, risk of illness, quarantines, travel restrictions, mandatory vaccination requirements, or other factors that limit our existing or potential workforce and pool of candidates, (xiv) security breaches and cybersecurity incidents, including ransomware, that could compromise our information and systems, which could adversely affect our business operations and reputation and could subject us to substantial liabilities and (xv) the severity and duration of the impact the labor market, economic downturn or COVID-19 pandemic has on the financial condition and cash flow of many hospitals and healthcare systems such that it impairs their ability to make payments to us, timely or otherwise, for services rendered.

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For a discussion of additional risk factors and a more complete discussion of some of the cautionary statements noted above that could cause actual results to differ from those implied by the forward-looking statements contained in this press release, please refer to our most recent Annual Report on Form 10-K for the year ended December 31, 2022. Be advised that developments subsequent to this press release are likely to cause these statements to become outdated and the Company is under no obligation (and expressly disclaims any such obligation) to update or revise any forward-looking statements whether as a result of new information, future events, or otherwise.

Contact:

Randle Reece

Senior Director, Investor Relations

866.861.3229

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AMN Healthcare Services, Inc.

Condensed Consolidated Statements of Comprehensive Income

(in thousands, except per share amounts)

(unaudited)

	Three Months Ended
	March 31,		December 31,
	2023	2022	2022
Revenue	$1,126,223	$1,552,538	$1,125,511
Cost of revenue	757,377	1,056,370	750,258
Gross profit	368,846	496,168	375,253
Gross margin	32.8%	32.0%	33.3%
Operating expenses:
Selling, general and administrative (SG&A)	205,599	257,579	219,148
SG&A as a % of revenue	18.3%	16.6%	19.5%

Depreciation and amortization (exclusive of depreciation included in cost of revenue)	37,577	30,656	36,838
Total operating expenses	243,176	288,235	255,986
Income from operations	125,670	207,933	119,267
Operating margin (1)	11.2%	13.4%	10.6%

Interest expense, net, and other (2)	10,259	9,589	11,768

Income before income taxes	115,411	198,344	107,499

Income tax expense	31,301	52,336	25,702
Net income	$84,110	$146,008	$81,797
Net income as a % of revenue	7.5%	9.4%	7.3%

Other comprehensive income (loss):
Unrealized gains (losses) on available-for-sale securities, net, and other	146	(907)	150
Other comprehensive income (loss)	146	(907)	150

Comprehensive income	$84,256	$145,101	$81,947

Net income per common share:
Basic	$2.03	$3.11	$1.89
Diluted	$2.02	$3.09	$1.88
Weighted average common shares outstanding:
Basic	41,378	46,913	43,211
Diluted	41,570	47,208	43,470

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AMN Healthcare Services, Inc.

Condensed Consolidated Balance Sheets

(dollars in thousands)

(unaudited)

	March 31, 2023	December 31, 2022	March 31, 2022
Assets
Current assets:
Cash and cash equivalents	$28,516	$64,524	$113,482
Accounts receivable, net	687,645	675,650	979,709
Accounts receivable, subcontractor	276,655	268,726	290,311
Prepaid and other current assets	78,248	84,745	95,264
Total current assets	1,071,064	1,093,645	1,478,766
Restricted cash, cash equivalents and investments	67,594	61,218	65,904
Fixed assets, net	155,276	149,276	129,652
Other assets	197,325	172,016	187,162
Goodwill	935,319	935,364	892,375
Intangible assets, net	454,485	476,832	494,813
Total assets	$2,881,063	$2,888,351	$3,248,672

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable and accrued expenses	$473,764	$476,452	$497,297
Accrued compensation and benefits	269,237	333,244	446,899
Other current liabilities	60,600	48,237	203,385
Total current liabilities	803,601	857,933	1,147,581
Revolving credit facility	140,000	—	—
Notes payable, net	843,801	843,505	842,618
Deferred income taxes, net	16,113	22,713	66,340
Other long-term liabilities	121,774	120,566	111,201
Total liabilities	1,925,289	1,844,717	2,167,740

Commitments and contingencies

Stockholders’ equity:	955,774	1,043,634	1,080,932

Total liabilities and stockholders’ equity	$2,881,063	$2,888,351	$3,248,672

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AMN Healthcare Services, Inc.

Summary Condensed Consolidated Statements of Cash Flows

(dollars in thousands)

(unaudited)

	Three Months Ended
	March 31,		December 31,
	2023	2022	2022

Net cash provided by operating activities	$43,434	$200,215	$115,328
Net cash used in investing activities	(32,431)	(23,239)	(22,643)
Net cash used in financing activities	(44,457)	(237,455)	(176,342)
Effect of exchange rates on cash	—	(183)	—
Net decrease in cash, cash equivalents and restricted cash	(33,454)	(60,662)	(83,657)
Cash, cash equivalents and restricted cash at beginning of period	137,872	246,714	221,529
Cash, cash equivalents and restricted cash at end of period	$104,418	$186,052	$137,872

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AMN Healthcare Services, Inc.

Non-GAAP Reconciliation Tables

(dollars in thousands, except per share data)

(unaudited)

	Three Months Ended
	March 31,		December 31,
	2023	2022	2022
Reconciliation of Non-GAAP Items:

Net income	$84,110	$146,008	$81,797
Income tax expense	31,301	52,336	25,702
Income before income taxes	115,411	198,344	107,499
Interest expense, net, and other (2)	10,259	9,589	11,768
Income from operations	125,670	207,933	119,267
Depreciation and amortization	37,577	30,656	36,838
Depreciation (included in cost of revenue) (3)	1,257	854	1,186
Share-based compensation	10,318	11,259	5,396
Acquisition, integration, and other costs (4)	4,742	6,918	11,877
Adjusted EBITDA (5)	$179,564	$257,620	$174,564

Adjusted EBITDA margin (6)	15.9%	16.6%	15.5%

Net income	$84,110	$146,008	$81,797
Adjustments:
Amortization of intangible assets	21,657	19,647	22,235
Acquisition, integration, and other costs (4)	4,742	6,918	11,877
Fair value changes of equity investments and instruments (2)	—	—	3,429
Cumulative effect of change in accounting principle (7)	2,974	—	—
Tax effect on above adjustments	(7,637)	(6,907)	(9,761)
Tax effect of COLI fair value changes (8)	(1,807)	876	(1,823)
Excess tax benefits related to equity awards (9)	(682)	(1,929)	(139)
Adjusted net income (10)	$103,357	$164,613	$107,615

GAAP diluted net income per share (EPS)	$2.02	$3.09	$1.88
Adjustments	0.47	0.40	0.60
Adjusted diluted EPS (11)	$2.49	$3.49	$2.48

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AMN Healthcare Services, Inc.

Supplemental Segment Financial and Operating Data

(dollars in thousands, except operating data)

(unaudited)

	Three Months Ended
	March 31,		December 31,
	2023	2022	2022
Revenue
Nurse and allied solutions	$824,480	$1,228,039	$824,619
Physician and leadership solutions	165,757	179,506	167,591
Technology and workforce solutions	135,986	144,993	133,301
	$1,126,223	$1,552,538	$1,125,511

Segment operating income (12)
Nurse and allied solutions	$113,445	$195,089	$105,085
Physician and leadership solutions	25,100	20,381	28,051
Technology and workforce solutions	67,010	78,880	66,864
	205,555	294,350	200,000
Unallocated corporate overhead (13)	25,991	36,730	25,436
Adjusted EBITDA (5)	$179,564	$257,620	$174,564

Gross Margin
Nurse and allied solutions	25.9%	26.2%	26.6%
Physician and leadership solutions	35.2%	35.0%	35.0%
Technology and workforce solutions	71.4%	76.7%	73.3%

Operating Data:
Nurse and allied solutions
Average travelers on assignment (14)	15,122	17,070	15,183

Physician and leadership solutions
Days filled (15)	46,900	51,495	45,801
Revenue per day filled (16)	$2,275	$2,188	$2,259

	As of March 31,		As of December 31,
	2023	2022	2022
Leverage ratio (17)	1.3	1.0	1.0

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AMN Healthcare Services, Inc.

Additional Supplemental Non-GAAP Disclosure

Reconciliation of Guidance Operating Margin to Guidance

Adjusted EBITDA Margin

(unaudited)

	Three Months Ended
	June 30, 2023
	Low(18)	High(18)

Operating margin	10.6%	11.2%
Depreciation and amortization	3.8%	3.7%
EBITDA margin	14.4%	14.9%
Share-based compensation	0.8%	0.8%
Acquisition, integration, and other costs	0.2%	0.2%
Adjusted EBITDA margin	15.4%	15.9%

(1)	Operating margin represents income from operations divided by revenue.
(2)	Changes in the fair value of equity investments and instruments are recognized in interest expense, net, and other. Since the changes in fair value are unrelated to the Company’s operating performance, we exclude the impact from the calculation of adjusted net income and adjusted diluted EPS.
(3)	A portion of depreciation expense for AMN Language Services is included in cost of revenue. We exclude the impact of depreciation included in cost of revenue from the calculation of adjusted EBITDA.
(4)	Acquisition, integration, and other costs include acquisition and integration costs, net changes in the fair value of contingent consideration liabilities for recently acquired companies, certain legal expenses, restructuring expenses, and certain nonrecurring expenses, which we exclude from the calculation of adjusted EBITDA, adjusted net income, and adjusted diluted EPS because we believe that these expenses are not indicative of the Company’s operating performance. For the three months ended March 31, 2023, acquisition and integration costs were approximately $1.0 million, expenses related to the closures of certain office leases were approximately $1.1 million, certain legal expenses were approximately $1.0 million, and other nonrecurring expenses were approximately $1.6 million. For the three months ended December 31, 2022, acquisition and integration costs were approximately $1.4 million, expenses related to the closures of certain office leases were approximately $2.6 million, certain legal expenses were approximately $9.0 million, and other nonrecurring expenses were approximately $0.6 million. Additionally, the aforementioned costs for the three months ended December 31, 2022 were partially offset by decreases in contingent consideration liabilities for recently acquired companies of approximately $1.7 million. For the three months ended March 31, 2022, acquisition and integration costs were approximately $0.5 million and expenses related to the closures of certain office leases were approximately $6.4 million.
(5)	Adjusted EBITDA represents net income plus interest expense (net of interest income) and other, income tax expense (benefit), depreciation and amortization, depreciation (included in cost of revenue), acquisition, integration, and other costs, restructuring expenses, certain legal expenses, and share-based compensation. Management believes that adjusted EBITDA provides an effective measure of the Company’s results, as it excludes certain items that management believes are not indicative of the Company’s operating performance. Adjusted EBITDA is not intended to represent cash flows for the period, nor has it been presented as an alternative to income from operations or net income as an indicator of operating performance. Although management believes that some of the items excluded from adjusted EBITDA are not indicative of the Company’s operating performance, these items do impact the statement of comprehensive income, and management therefore utilizes adjusted EBITDA as an operating performance measure in conjunction with GAAP measures such as net income.
(6)	Adjusted EBITDA margin represents adjusted EBITDA divided by revenue.
(7)	As a result of a change in accounting principle on January 1, 2023 related to forfeitures of share-based awards, the Company recognized the cumulative effect of the change in share-based compensation expense during the three months ended March 31, 2023. The cumulative effect of the change in accounting principle is immaterial to prior periods and, therefore, was recognized in the current period. Since the cumulative effect is unrelated to the Company’s operating performance for the three months ended March 31, 2023, we excluded its impact in the calculation of adjusted net income and adjusted diluted EPS.

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(8)	The Company records net tax expense (benefit) related to the income tax treatment of the fair value changes in the cash surrender value of its company owned life insurance. Since this change in fair value is unrelated to the Company’s operating performance, we excluded the impact on adjusted net income and adjusted diluted EPS.
(9)	The consolidated effective tax rate is affected by the recording of excess tax benefits and tax deficiencies relating to equity awards vested during the period. As a result of the adoption of a new accounting pronouncement on January 1, 2017, the Company no longer records excess tax benefits and tax deficiencies to additional paid-in capital, but such excess tax benefits and tax deficiencies are now recognized in income tax expense. The magnitude of the impact of excess tax benefits and tax deficiencies generated in the future, which may be favorable or unfavorable, is dependent upon the Company’s future grants of share-based compensation and the Company’s future stock price on the date awards vest in relation to the fair value of the awards on the grant date. Since these excess tax benefits and tax deficiencies are largely unrelated to our income before taxes and are unrepresentative of our normal effective tax rate, we excluded their impact in the calculation of adjusted net income and adjusted diluted EPS.
(10)	Adjusted net income represents GAAP net income excluding the impact of the (A) amortization of intangible assets, (B) acquisition, integration, and other costs, (C) certain legal expenses, (D) changes in fair value of equity investments and instruments, (E) deferred financing related costs, (F) cumulative effect of change in accounting principle, (G) tax effect, if any, of the foregoing adjustments, (H) excess tax benefits and tax deficiencies relating to equity awards vested and exercised since January 1, 2017, and (I) net tax expense (benefit) related to the income tax treatment of fair value changes in the cash surrender value of its company owned life insurance, and (J) restructuring tax benefits. Management included this non-GAAP measure to provide investors and prospective investors with an alternative method for assessing the Company’s operating results in a manner that is focused on its operating performance and to provide a more consistent basis for comparison between periods. However, investors and prospective investors should note that this non-GAAP measure involves judgment by management (in particular, judgment as to what is classified as a special item to be excluded in the calculation of adjusted net income). Although management believes the items in the calculation of adjusted net income are not indicative of the Company’s operating performance, these items do impact the statement of comprehensive income, and management therefore utilizes adjusted net income as an operating performance measure in conjunction with GAAP measures such as GAAP net income.
(11)	Adjusted diluted EPS represents adjusted net income divided by diluted weighted average common shares outstanding. Management included this non-GAAP measure to provide investors and prospective investors with an alternative method for assessing the Company’s operating results in a manner that is focused on its operating performance and to provide a more consistent basis for comparison between periods. However, investors and prospective investors should note that this non-GAAP measure involves judgment by management (in particular, judgment as to what is classified as a special item to be excluded in the calculation of adjusted net income). Although management believes the items in the calculation of adjusted net income are not indicative of the Company’s operating performance, these items do impact the statement of comprehensive income, and management therefore utilizes adjusted diluted EPS as an operating performance measure in conjunction with GAAP measures such as GAAP diluted EPS.
(12)	Segment operating income represents net income plus interest expense (net of interest income) and other, income tax expense (benefit), depreciation and amortization, depreciation (included in cost of revenue), unallocated corporate overhead, acquisition, integration, and other costs, and share-based compensation.
(13)	Unallocated corporate overhead (as presented in the tables above) consists of unallocated corporate overhead (as reflected in our quarterly and annual financial statements filed with the SEC) less acquisition, integration, and other costs.
(14)	Average travelers on assignment represents the average number of nurse and allied healthcare professionals on assignment during the period presented.
(15)	Days filled is calculated by dividing the locum tenens hours filled during the period by eight hours.
(16)	Revenue per day filled represents revenue of the Company’s locum tenens business divided by days filled for the period presented.
(17)	Leverage ratio represents the ratio of the Company’s debt outstanding (including the outstanding letters of credit collateralized by the senior credit facility) minus cash and cash equivalents at the end of the subject period to adjusted EBITDA for the twelve-month period ended at the end of the subject period.
(18)	Guidance percentage metrics are approximate.

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